TIMELINE REPORTS FISCAL 2005 RESULTS

BELLEVUE, WA – June 15 2005 — Timeline, Inc. (OTC/BB: TMLN), today reported results for its fiscal year ended March 31, 2005. Revenue from software operations in fiscal 2005 was relatively flat compared to fiscal 2004, varying only slightly and totaling $3,531,000 compared to $3,542,000 in fiscal 2004. However, patent licensing revenue was negligible in fiscal 2005 as opposed to patent revenue of $1,900,000 in fiscal 2004. The company had previously announced it would refrain from filing any new infringement actions during fiscal 2005 while it explored the possible sale or merger of its software operations with a third party. As a result, the company had a net loss of $476,000 in fiscal 2005 compared to net income of $22,000 for fiscal 2004.

The source of revenues during fiscal 2005 varied from fiscal 2004 by category, with maintenance fees increasing by 17%, consulting fees decreasing by 26% and software license fees increasing by less than $2,000, or zero percent in total.

In the fourth quarter of fiscal 2005, net income was $1,000, or less than .01 cent per share, on revenue of $1,031,000, compared to net income of $493,000, or $0.12 per share, on revenues of $2,497,000 in the fourth quarter of fiscal 2004. Fourth quarter fiscal 2004 revenue included $1.75 million of patent license revenues compared to no patent licensing revenue during the fourth quarter of fiscal 2005. Fiscal 2005 fourth quarter profitability was negatively affected by a charge of approximately $31,000 for professional fees relating to a transaction, which was subsequently terminated, for the possible sale of a portion of the software business.

“During the first two quarters of fiscal 2005 we incurred substantial losses due in large part to a decline in new software license fees in Europe when our then largest marketing partner acquired and promoted its own branded products in competition with our own. We recovered by implementing aggressive cost controls and expanding our reseller channel to make a profit in each of the last two quarters,” said Charles R. Osenbaugh, President and CEO.

“Nevertheless, the results for fiscal 2005 are indicative of the importance of patent licensing revenue; or in this case, the lack thereof. We continue to believe the two business units (software and patent licensing) are often in conflict. To remedy this conflict, we have taken two courses of action. In May 2005, we signed a Letter of Intent to sell the software licensing operations of the Company, and in June 2005 we filed a patent infringement lawsuit against a third party. It has become more and more difficult to operate the software licensing operations profitably due to the consolidation in the industry reducing the number of potential and existing OEM and reseller relationship opportunities. We believe focusing our resources on the licensing of our patents is in the best interest of our shareholders. This line of business has brought in significant revenue over the past six years.”

Operating expenses decreased 27% in fiscal 2005, approximately 7% of which was due to a decrease in costs of patent enforcement. However, after eliminating this category of expense, operating expenses still came in 20% lower than in fiscal 2004. Likewise, costs of revenue decreased by 24% in fiscal 2005 versus fiscal 2004. These cost reductions in fiscal 2005 were due in part to a decrease in depreciation and amortization expenses in the year and higher costs related to the incentive bonus program in the prior fiscal year.

“With respect to the Letter of Intent to sell our software licensing operations, due diligence is still ongoing and a definitive purchase agreement has not been finalized or signed. However, it is our intent to move quickly to file for proxy solicitation to seek shareholder approval for the sale of the assets of the software licensing business,” said Osenbaugh. “Then we can turn our full attention to generating revenue from our library of patents.”

About Timeline
Timeline develops, markets and supports proven, Microsoft Windows-based financial management reporting software suitable for complex applications such as those found in medium to large, multinational corporations. Timeline Analyst was developed for Windows and Office and takes full advantage of Microsoft’s latest operating systems and Version 2.9 allows for the deployment of target analytical data marts on Oracle 8 or 9i and IBM’s DB2 Universal Data Bases Versions 7 & 8 as well as Microsoft SQL Server. The Analyst Suite of products allows target data marts on which Timeline’s reporting, budgeting and consolidation applications reside to be built on all of these three of the most popular computing platforms. Timeline can be reached at 800-342-3365 or on the web at www.timeline.com. WorkWise Software, Inc., a subsidiary of Timeline, is the leading provider of event-based notifications, application integration and process automation systems to the mid-market. The WorkWise solutions are exclusively available through authorized OEM and Reseller Business Partners. For more information on WorkWise Software, Inc., visit its website at www.workwise.com. Analyst Financials Ltd., a London-based subsidiary of Timeline, markets, licenses and provides consulting for Timeline Analyst products in Europe and Africa.

Safe Harbor Statement under the Private Securities Litigation Reform Act of 1995: Statements in this news release looking forward in time involve risks and uncertainties including shareholder acceptance of the sale of certain assets of the corporation, corporate spending patterns, the company’s ability to realize value from patented technology, the ability of the company to control and reduce expenses and increase working capital, and other risk factors detailed in the Company’s Securities and Exchange Commission filings. Use of the words “believe”, “intent” and “can” in this news release is intended to identify these forward-looking statements, although it is not the exclusive means of doing so.

CONSOLIDATED BALANCE SHEETS
Unaudited
($ in 000’s)

ASSETS

	March 31, 2005	March 31, 2004
CURRENT ASSETS:
Cash and cash equivalents	$162	$511
Accounts receivable net of allowance of $17 and $12	643	423
Prepaid expenses and other	50	172

Total current assets	855	1,106
PROPERTY AND EQUIPMENT, net of accumulated depreciation of $447 and $876	58	75
CAPITALIZED PATENTS, net of accumulated amortization of $83 and $60	266	254
GOODWILL, net of accumulated amortization of $124 and $124	70	70

Total assets	$1,249	$1,505

LIABILITIES AND SHAREHOLDERS’ EQUITY

CURRENT LIABILITIES:
Accounts payable	$110	$47
Accrued expenses	339	297
Line of credit	61	—
Deferred revenues	681	619

Total current liabilities	1,191	963

SHAREHOLDERS’ EQUITY:
Common stock, $.01 par value, 20,000,000 shares authorized, 4,178,498 and 4,165,998 issued and outstanding	42	42
Additional paid-in capital	10,578	10,564
Accumulated other comprehensive loss	(119)	(97)
Accumulated deficit	(10,443)	(9,967)

Total shareholders’ equity	58	542

Total liabilities and shareholders’ equity	$1,249	$1,505

CONSOLIDATED STATEMENTS OF OPERATIONS
Unaudited
($ in 000’s except EPS)

	Fourth Quarter Ended		Year Ended
	March 31, 2005	March 31, 2005	March 31, 2005	March 31, 2004
REVENUE:
Software license	$494	$227	$1,420	$1,419
Patent license	—	1,750	1	1,900
Maintenance	380	354	1,483	1,272
Consulting and other	157	166	627	851

Total revenues	1,031	2,497	3,531	5,442

COST OF REVENUES:
Software license	—	—	—	186
Patent license	6	5	23	19
Maintenance, consulting and other	168	169	505	486
Total cost of revenues	174	174	528	691

Gross profit	857	2,323	3,003	4,751

OPERATING EXPENSES:
Sales and marketing	137	319	901	1,131
Research and development	205	568	837	1,222
General and administrative	471	497	1,631	1,765
Patents	17	421	76	498
Depreciation	6	16	32	65
Amortization of intangibles	—	—	—	84

Total operating expenses	836	1,821	3,477	4,765

Income/(loss) from operations	21	502	(474)	(14)

OTHER INCOME (EXPENSE):
Loss on sales and impairments of available for sale securities	—	(12)	—	(12)
Interest income/(expense) and other	(20)	3	(2)	48

Total other income/(expense)	(20)	(9)	(2)	36

Income/(loss) before income taxes	1	493	(476)	22
Provision for income tax	—	—	—	—

Net income/(loss)	$1	$493	$(476)	$22

Basic net income/(loss) per share	$0.00	$0.12	$(0.11)	$0.01

Diluted net income/(loss) per share	$0.00	$0.12	$(0.11)	$0.01

Shares used in calculation of basic net income/(loss) per share	4,190,998	4,178,498	4,190,998	4,177,542

Shares used in calculation of diluted net income/(loss) per share	4,190,998	4,178,498	4,189,183	4,186,038

CONSOLIDATED STATEMENTS OF CASH FLOWS
Unaudited
($ in 000’s)

	Year Ended
	March 31, 2005	March 31, 2004
CASH FLOWS FROM OPERATING ACTIVITIES:
Net (loss) income	$(476)	$22
Adjustments to reconcile net (loss) income to net cash used in operating activities:
Depreciation and amortization	54	353
Loss on disposal of property and equipment	—	—
Stock-based compensation	10	15
Realized loss on sale of marketable equity securities	—	12
Changes in operating assets and liabilities:
Accounts receivable	(197)	199
Prepaid expenses and other	109	(2)
Accounts payable	47	(43)
Accrued expenses and other	36	(200)
Deferred revenues	51	(36)
Net cash (used in) provided by operating activities	(366)	320

CASH FLOWS FROM INVESTING ACTIVITIES:
Purchase of property and equipment	(15)	(38)
Proceeds from sale of property and equipment	—	—
Investment in patents	(35)	(49)
Line of credit borrowings	202	—
Line of credit repayments	(140)	—
Net cash provided by (used in) investing activities	12	(87)

CASH FLOWS FROM FINANCING ACTIVITIES:
Warrants issued	5	84
Net cash provided by financing activities	5	84

EFFECT OF FOREIGN EXCHANGE RATE FLUCTUATIONS	—	26
NET CHANGE IN CASH AND CASH EQUIVALENTS	(349)	343
CASH AND CASH EQUIVALENTS, beginning of period	511	168

CASH AND CASH EQUIVALENTS, end of period	$162	$511

SUPPLEMENTAL DISCLOSURE OF CASH FLOW INFORMATION:
Cash paid for interest	$3	$6

Note: Transmitted on Prime Zone on June 15, 2005 at 8:30 a.m. PDT